Exhibit 99.2

FOR IMMEDIATE RELEASE: May 7, 2018
For more information, contact: Paul Toms, Chairman and Chief Executive Officer. Phone: 276-632-2133; ptoms@hookerfurniture.com

Boone and Townsend Named Co-Presidents of Home Meridian

MARTINSVILLE, Va. – Lee Boone and Douglas Townsend have been named co-presidents of the Home Meridian International (HMI) operating unit of Hooker Furniture Corporation (NASDAQ:HOFT).

Their appointments follow the announcement by George Revington that he will retire from his position as Chief Operating Officer of Hooker Furniture and as President of Hooker subsidiary HMI, effective June 1, 2018.

Both Townsend and Boone will be responsible for the overall top and bottom line results of the company, but each will have a distinct focus for their responsibilities.

Boone will oversee the original operating divisions of the company that serve traditional retail channels: Samuel Lawrence Furniture, Pulaski and Prime Resources. He will also have responsibility for overseeing HMI’s marketing and sales.

Townsend will oversee the operating divisions that focus on emerging channels of distribution such as e-commerce, warehouse clubs and hospitality: Samuel Lawrence Hospitality and Accentrics Home, as well as the Clubs Division. In addition, Townsend will have responsibility for overseeing company operations in the U.S. and Far East.

Both report to Paul Toms, chairman and chief executive officer. “We are pleased to announce the promotion of Lee Boone and Doug Townsend to co-presidents of HMI,” Toms said. “Both have a strong, proven track record of leadership, and they complement each other extremely well with their skill sets and experience. We are excited for them to have this opportunity, and are confident they’ll do an excellent job of leading HMI today and into the future.”

Most recently, Boone has served as President of Samuel Lawrence Furniture since 2012. Previously, he served as President of Legacy Classic Furniture from 2006 to 2012. Prior to that, he had been General Manager of Legacy Classic Kids and served in sales management roles at Lea Industries and Universal Furniture.

“I am delighted at the opportunity to serve in this new leadership role at Home Meridian,” Boone said. “I’m fortunate to be part of this terrific team and look forward to working with Doug to continue the strategic vision and culture that has driven our growth and success.”
Most recently, Townsend has served as Chief Operating Officer of the Clubs Division, Senior Vice President of U.S. Operations, CEO of the Samuel Lawrence Hospitality division and Executive Vice President of HMI. From 2002-2006, he was CFO of Samuel Lawrence Furniture, and early in his career he was co-founder of a furniture company start-up, Canyon Furniture.  “I’m excited at the opportunity to help lead the great team in place at HMI as we continue to implement our very unique business model providing proprietary products and services to the best and fastest-growing retailers nationally and internationally.” Townsend said. “We will continue to build upon the strong, flexible and dynamic organization that George (Revington) has put in place.”

Incorporated in 1924, Hooker Furniture is one of the most respected furniture brands in the world. The company’s 2016 acquisition of Home Meridian International (HMI) ranks Hooker as one of the top five sources for the U.S. furniture market. An importer of residential wood and metal furniture and a manufacturer and importer of upholstered furniture, Hooker Furniture is based in Martinsville, Va. Major wood furniture categories include bedroom, dining, accent, home entertainment and home office furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating companies include Hickory, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, Bedford, Va.-based Sam Moore Furniture, specializing in fashion upholstery with an emphasis on cover-to-frame customization, and Martinsville, Va.-based Shenandoah Furniture, an upscale upholstery company specializing in private-label sectionals, modular, sofas, chairs and beds in the upper-medium price points. The Hooker Upholstery brand offers imported leather upholstery in the upper medium price range. The Home Meridian division addresses more moderate price points and channels of distribution. HMI brands include Pulaski Furniture, Samuel Lawrence Furniture, Prime Resources, Accentrics Home, Sourcing Solutions Group, Right 2 Home and Samuel Lawrence Hospitality.